Exhibit 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statements pertaining to the 1988 Stock Option Plan, the 1995 Stock Option Plan, the 1995 Non-Employee Directors' Stock Option Plan, the 1995 Employee Stock Purchase Plan, and options to purchase 56,223 shares of common stock granted on September 13, 1995 outside of the option plans of Molecular Devices Corporation of our report dated January 14, 1997, with respect to the consolidated financial statements and schedule of Molecular Devices Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



Palo Alto, CA
March 25, 1997